Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ocwen Financial Corporation of our report dated October 4, 2011 relating to the financial statements of the Litton Loan Servicing Business, which appears in the Current Report on Form 8-K/A of Ocwen Financial Corporation dated October 4, 2011. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 9, 2011